Exhibit 99.2
ALLEGHENY ENERGY EARNINGS
First Quarter 2002

Three months ended	March 31	2002	2001
Sales to regulated electric customers, gigawatt-hours (Note 1)		11,694	12,006

Revenues ($000) (Note 2)
Regulated Electric		$ 627,066	$ 640,270
Regulated Other		20,882	27,724
Regulated Gas		92,426	109,344
Unregulated Generation		1,376,606	908,518
Other Unregulated		151,197	7,520
Total ($000)		$ 2,268,177	$ 1,693,376

Consolidated income before cumulative effect of accounting change
and other transaction ($000)		$ 89,720	$ 102,824
Cumulative effect of accounting change (Note 3)		-	(31,147)
Canaan Valley land sale (Note 5)		11,917	-
Consolidated net income ($000)		$ 101,637	$ 71,677

Basic earnings per average share
Income before cumulative effect of accounting change
and other transaction		$ 0.71	$ 0.93
Cumulative effect of accounting change (Note 3)		-	(0.28)
Canaan Valley land sale (Note 5)		0.10	-
Basic consolidated earnings per share		$ 0.81	$ 0.65
Diluted consolidated earnings per share		$ 0.81	$ 0.65
Average common shares outstanding (000)		125,249	110,436

Twelve months ended	March 31	2002	2001
Sales to regulated electric customers, gigawatt-hours (Note 1)		45,067	45,480

Revenues ($000) (Note 2)
Regulated Electric		$ 2,381,826	$ 2,347,483
Regulated Other		116,676	111,441
Regulated Gas		218,152	203,137
Unregulated Generation		7,954,295	2,149,743
Other Unregulated		282,782	26,634
Total ($000)		$ 10,953,731	$ 4,838,438

Income before cumulative effect of accounting change, extraordinary
Charges and other transaction ($000)		$ 435,818	$ 330,081
Cumulative effect of accounting change (Note 3)		-	(31,147)
Ohio and Virginia extraordinary charges (Note 4)		-	(6,518)
Canaan Valley land sale (Note 5)		11,917	-
Consolidated net income ($000)		$ 447,735	$ 292,416

Basic earnings per average share
Income before cumulative effect of accounting change, extraordinary
Charges and other transaction		$ 3.52	$ 2.99
Cumulative effect of accounting change (Note 3)		-	(0.28)
Ohio and Virginia extraordinary charges (Note 4)		-	(0.06)
Canaan Valley land sale (Note 5)		0.10	-
Basic consolidated earnings per share		$ 3.62	$ 2.65
Diluted consolidated earnings per share		$ 3.60	$ 2.65
Average common shares outstanding (000)		123,757	110,436

Note 1:  Excludes bulk power transaction sales.
Note 2:  Excludes intercompany sales between regulated and unregulated.
Note 3:  Adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".
Note 4:  Cost after taxes determined to be unrecoverable as a result of deregulation proceedings in Ohio and Virginia.
Note 5:  Net income related to the sale of land at Canaan Valley to the U.S. Fish and Wildlife Service.